EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

dated as of December 23, 2013

among

MBT FINANCIAL CORP.

and

Patriot Financial Partners II, L.P.

and

Patriot Financial Partners Parallel II, L.P.

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5.15	Rights Offering.	47
5.16	Certain Adjustments	48
5.17	Corporate Opportunities	49
5.18	Exchange Listing	49
5.19	Piggyback Registration Rights	49

ARTICLE VI	Miscellaneous	51
6.1	Survival	51
6.2	Amendment	51
6.3	Waivers	51
6.4	Counterparts and Facsimile	52
6.5	Governing Law	52
6.6	Waiver of Jury Trial	52
6.7	Notices	52
6.8	Entire Agreement, etc	53
6.9	Other Definitions	53
6.10	Captions	56
6.11	Severability	56
6.12	No Third-Party Beneficiaries	56
6.13	Time of Essence	56
6.14	Public Announcements	56
6.15	Specific Performance	56
6.16	Independent Nature of Investors’ Obligations and Rights	57

LIST OF EXHIBITS

Exhibit A:	Form of Opinion of Company Counsel
Exhibit B:	Form of Officer’s Certificate of the Company
Exhibit C:	Form of Secretary’s Certificate of the Company
Exhibit D:	VCOC Letter Agreement
Exhibit E:	Form of Passivity Commitment
Exhibit F:	Form of Officer’s Certificate of the Investor

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SECURITIES PURCHASE AGREEMENT, dated as of December 23, 2013 (this “Agreement”), among MBT Financial Corp., a Michigan corporation (the “Company”), Patriot Financial Partners II, L.P., a Delaware limited partnership (“Partners”), and Patriot Financial Partners Parallel II, L.P., a Delaware limited partnership (“Parallel”) (Partners and Parallel are sometimes referred to herein individually and collectively as “Investor”).

RECITALS:

A.           The Investment. The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased at the Closing are shares of common stock, no par value per share, of the Company (“Common Stock”). The number of shares of Common Stock (the “Purchased Shares”) to be purchased by the Investor hereunder are set forth on the signature page hereto. The purchase of the Purchased Shares shall not cause the Investor, together with any other person whose Beneficial Ownership (as defined in Section 6.9(h)) of Company Securities (as defined below) would be aggregated with the Investor’s Beneficial Ownership of Company Securities for purposes of any bank regulation or law, to collectively own, control or have the power to vote, as of the Closing Date (as defined in Section 1.2), more than 9.9% of the Voting Securities or more than 33.3% of the Company’s total equity outstanding after the Closing. For purposes of this Agreement, the phrase “Company Securities” means, collectively, (1) all of the issued and outstanding shares of Common Stock; (2) all of the issued and outstanding shares of preferred stock of the Company authorized under its Articles of Incorporation, as amended to date (collectively, the “Preferred Stock”); (3) all rights, options, and warrants to acquire either Common Stock or Preferred Stock, to the extent presently exercisable or exercisable at any time in the future, subject only to the condition of the passage of time; (4) all notes, bonds, debentures and other instruments convertible into or exchangeable for Common Stock and/or Preferred Stock; and (5) any other types of equity securities of the Company, as determined in accordance with the rules of the Financial Accounting Standards Board (all of the securities referenced in the preceding sub-clauses (3), (4) and (5) are referred to herein collectively as “Exercisable Rights”). For purposes of this Agreement, unless otherwise specifically noted, the amount of Company Securities issued and outstanding shall be determined on a fully diluted basis, as if all Exercisable Rights had been exercised, converted into or exchanged for Common Stock or Preferred Stock. For purposes of this Agreement, the phrase “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors (including, for the avoidance of doubt, Common Stock).

B.           Additional Private Placements. Concurrently with the investment contemplated herein, the Company has agreed to sell shares of Common Stock in another private placement (the “Other Private Placement”) to another investor (the “Other Investor”) under a separate securities purchase agreement (the “Other Securities Purchase Agreement”). Under the terms of the Other Securities Purchase Agreement, the Other Investor shall acquire (1) initially, 1,000,000 shares of Common Stock simultaneously with the Closing of the transactions contemplated herein (the “Other Investor First Closing”); and (2) subject to certain terms and conditions set forth in the Other Securities Purchase Agreement, 647,059 additional shares of Common Stock at the Second Closing (as such term is defined below). The phrases, “Second Closing” and “Second Closing Date” have the meaning given to such terms in the Other Securities Purchase Agreement; provided, however, if the Second Closing does not occur within one hundred twenty (120) days of the date hereof and the rights of the Other Investor to purchase additional Common Stock at the Second Closing are terminated, the date of such termination shall, for purposes of this Agreement, be the Second Closing Date.).

C. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement and the Other Securities Purchase Agreement and the schedules and exhibits attached hereto and thereto, and any other documents or agreements executed in connection with the transactions contemplated hereunder and thereunder.

D. Placement Agent. The Company has engaged Donnelly Penman & Partners as its exclusive placement agent (the “Placement Agent”) for the offering of Securities pursuant to this Agreement and the Other Securities Purchase Agreement.

E. Rights Offering. Following the Second Closing, and subject to the timing requirements set forth in Section 5.15(a), the Company will commence the Rights Offering (as defined in Section 5.15(a)) in which the Company will distribute to Legacy Shareholders (as defined in Section 5.15(a)), non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock as set forth in Section 5.15 at a price per share of $4.25 (the “Per Share Rights Purchase Price”). The Rights shall be issued and distributed to the Legacy Shareholders at no cost to such shareholders.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closing

1.1         Purchase. On the terms and subject to the conditions set forth herein, (i) at the Closing, the Investor will purchase from the Company, and the Company will sell to each entity comprising the Investor, the number of Purchased Shares as set forth on the signature page hereto under “Number of Purchased Shares at Closing”.

1.2         Closing.

(a)          Purchased Shares. Unless this Agreement has been terminated pursuant to Article IV and subject to the satisfaction or waiver of the conditions to the closing set forth in Section 1.2(b), the closing (the “Closing”) shall take place as soon as commercially practicable, but in no event more than three (3) business days, following the day on which the conditions set forth in Section 1.2(b) (other than those that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived, in each case at the offices of Shumaker, Loop & Kendrick, LLP, counsel to the Company, located at 1000 Jackson Street, Toledo, OH 43604-5573, or such other location or by electronic communication as agreed by the parties in writing. The Closing shall occur simultaneously with the Other Investor First Closing. The date of the Closing is referred to as the “Closing Date”. Subject to the satisfaction or waiver of the conditions described in Section 1.2(b), at the Closing, the Company will deliver to the Investor the applicable Purchased Shares in certificated form or in uncertificated book-entry form (pursuant to written instructions provided by the Investor to the Company at least three business days in advance of the Closing Date) against payment by the Investor of an aggregate of $7.00 million at the Closing (the “Purchase Price”), representing $4.25 per Purchased Share, by wire transfer of immediately available United States funds to a bank account designated by the Company. The Purchased Shares are also referred to herein as the “Securities.” If the Investor elects to have the Purchased Shares delivered in certificated form, the Company shall be required to make a book entry representing the issuance and delivery of the Purchased Shares as of the Closing, but may deliver the actual certificate representing the Investor’s ownership of the Purchased Shares at any time on or before the close of business on the fifth calendar day following the Closing Date.

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(b)          Closing Conditions.

(1)         The obligation of the Investor to consummate the Closing is subject to the fulfillment (or written waiver by the Investor) prior to or contemporaneously with the Closing of each of the following conditions:

(i)          (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or its Affiliates (as defined in Section 6.9(b)) from owning or voting any Securities of the Company in accordance with the terms thereof and (B) no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing, the Investor’s purchase, ownership or voting of the Purchased Shares or otherwise materially and adversely affecting the ability of the parties hereto to complete the transaction described herein;

(ii)         the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing (except (A) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (B) below, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in this Agreement (other than Section 2.2(b), Section 2.2(c) (which shall be true and correct in all respects except to a de minimis extent that is addressed to the Investor’s reasonable satisfaction at the Closing pursuant to Section 5.16), Section 2.2(d)(1), Section 2.2(d)(2)(i)(A), Section 2.2(d)(3) (which all shall be true and correct in all material respects), Section 2.2(h) (tenth sentence only), Section 2.2(i)(i), Section 2.2(k), Section 2.2(t), Section 2.2(v), Section 2.2(bb), Section 2.2(ee) and Section 2.2(gg) (which shall be true and correct in all material respects) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect (as defined in Section 2.1(b)) qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

(iii)        since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its wholly-owned banking subsidiary, Monroe Bank & Trust (the “Bank”);

(iv)        the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects);

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(v)         Shumaker, Loop & Kendrick, LLP, counsel for the Company (“SLK”), shall have delivered to the Investor their written opinion, dated the Closing Date, as to the matters set forth in Exhibit A hereto, and otherwise in form and substance reasonably satisfactory to the Investor and SLK;

(vi)        the Company, the Investor and the Other Investor shall have obtained all third party consents and approvals that are material and necessary to consummate the transactions contemplated by the Transaction Documents (except for such consents and approvals the absence of which will not reasonably be expected to result in a Material Adverse Effect on the Company or the Bank);

(vii)       Intentionally Omitted;

(viii)      following the date hereof, the Company shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital or (B) any transaction that resulted in, or would result in if consummated, a Change in Control (as defined in Section 6.9(k)) of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents;

(ix)         the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto, dated as of the Closing Date;

(x)          the Company shall have delivered to the Investor a certificate of the Secretary of the Company, in the form attached hereto as Exhibit C, dated as of the Closing Date;

(xi)         the Company shall have delivered to the Investor a letter agreement in the form attached hereto as Exhibit D, dated as of the Closing Date (the “VCOC Letter Agreement”);

(xii)        the Company shall have delivered to the Investor the following dated as of a date not more than fifteen (15) days prior to the Closing Date:

(A)	a Certificate of Good Standing for the Company from the Michigan Secretary of State;

(B)	a certificate of the Michigan Secretary of State to the effect that the Bank is existing under the laws of the State of Michigan and is in good standing;

(C)	a certificate of the Federal Reserve Bank of Chicago to the effect that the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”); and

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(D)	a certificate of the Federal Deposit Insurance Corporation (the “FDIC”) to the effect that the deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act.

(xiii)      the Common Stock shall continue to be eligible for listing on the NASDAQ Global Select Market (“NASDAQ”);

(xiv)      the Investor shall have received such other documents and certificates as it may reasonably request or as may be required pursuant to this Agreement or under applicable law;

(xv)       since the date hereof, there shall not be any action taken, or any law enacted, entered, enforced or deemed applicable, by any Governmental Entity, which imposes any new restriction or condition on the Company or the Company Subsidiaries (as defined in Section 2.2(b)) or the Investor or any of its Affiliates (other than such restrictions as are described in the passivity or anti-association commitments, if any, required to be entered into by the Investor and/or any such Affiliate in connection with the transactions contemplated hereby, provided that such passivity or anti-association commitments are not more restrictive in any material respect than those contained in the form attached hereto as Exhibit E) which is materially burdensome on the Company’s business following the Closing or on the Investor (or any of its Affiliates), as applicable, or reasonably could be expected to reduce in any material respect the economic benefits of the transactions contemplated by this Agreement to the Investor (any such condition or restriction, a “Burdensome Condition”); and, for the avoidance of doubt, any requirement to disclose any Investor Confidential Information (as defined in Section 3.1(a)) shall be deemed a Burdensome Condition unless otherwise determined by such Investor in its sole discretion;

(xvi)      the Company shall receive gross proceeds from the sale of Common Stock of an aggregate amount not less than $11.25 million contemporaneously with the Closing, from the Investor and the Other Investor, as contemplated by this Agreement and from the Other Private Placement, respectively; the price per share of Common Stock sold in the Other Private Placement shall be no less than the per share purchase price hereunder; and the other terms and conditions of this Agreement shall be no less favorable to the Investor than the terms and conditions of the Other Private Placement;

(xviii)    (A) using the Bank’s balance sheet as of the month end immediately prior to the Closing Date and (B) after the Closing and the consummation of the transactions contemplated by this Agreement and the Other Securities Purchase Agreement, (A) the Bank shall meet the quantitative capital requirements to be “well capitalized” as defined in 12 C.F.R. § 325.103(b)(1); (B) the Company shall meet the quantitative capital requirements to be “well capitalized” as defined in 12 C.F.R. § 225.29(r); (C) the Company’s capital structure will otherwise comply with the “predominance” of voting common equity provisions of 12 C.F.R. Part 225, Appendix A, but in every case in this clause (xviii), compliance shall be determined without regarding to the existence of the Bank’s Consent Order, dated as of July 12, 2010, with state and federal regulators (the “Consent Order”);

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(xix)       as of the end of the month immediately prior to the Closing, the total value of nonperforming assets of the Bank shall not have increased by any amount in excess of 33% of the total value of nonperforming assets as of September 30, 2013, as disclosed in the Company 10-Q (as defined in Section 2.2(e));

(xx)        the purchase of the Purchased Shares hereunder shall not cause the Investor, together with any other person whose Beneficial Ownership of Company Securities would be aggregated with the Investor’s Beneficial Ownership of Company Securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote Company Securities which (assuming, for this purpose only, full conversion and/or exercise of such Company Securities by the Investor) would represent more than 9.9% of the Voting Securities of the Company outstanding at the Closing.

(2)         The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)          the representations and warranties of the Investor set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date hereof and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(ii)         no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing and no lawsuit shall have been commenced by any Governmental Entity seeking to effect the foregoing;

(iii)        the Investor shall have obtained all third party consents and approvals necessary for the Investor to consummate the transactions contemplated by the Transaction Documents (except for such consents and approvals the absence of which would not reasonably be expected to result in a Material Adverse Effect on the Investor);

(iv)        the Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement (except that with respect to obligations that are qualified by materiality, the Investor shall have performed such obligations, as so qualified, in all respects);

(v)         the Investor shall have delivered to the Company a duly executed Officer’s Certificate in the form set forth in Exhibit F hereto; and

(vi)        the Company and the Bank shall have received such other documents and certificates as either of them may reasonably request or as may be required pursuant to the terms of this Agreement or under applicable law.

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ARTICLE II

Representations and Warranties

2.1         Disclosure.

(a)          On or prior to the date of this Agreement, the Company delivered to the Investor a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event, or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)          “Material Adverse Effect” means, with respect to the Investor, only clause (2) that follows, or, with respect to the Company and the Bank, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business or condition (financial or otherwise) of the Company and the Company Subsidiaries, including the Bank, taken as a whole, or (2) would materially impair the ability of either the Investor or the Company, respectively, to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred with respect to clause (1) only, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor, (D) general changes, after the date hereof, in the economy or the industries in which the Company and the Company Subsidiaries operate, (E) changes, after the date hereof, in the market price or trading volume of the Common Stock (but not excluding the underlying causes of such changes, except to the extent related to the other exclusions in this definition) and (F) changes, after the date hereof, in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; except, with respect to clauses (A), (B), (D) and (F), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

(c)          “Previously Disclosed” means information set forth on the Disclosure Schedule corresponding to the provision of this Agreement to which such information relates; provided that information the relationship of which to another provision of this Agreement is reasonably apparent on its face shall also be deemed to be Previously Disclosed with respect to such other provision.

(d)          “Specified SEC Reports” means information publicly disclosed by the Company in the Company Reports (as defined in Section 2.2(f)) filed by it with or furnished to the Securities and Exchange Commission (the “SEC”) since January 1, 2013 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks included in any “forward looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

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(e)          The representations, warranties and covenants of each party as set forth in this Agreement (i) are made only for purposes of this Agreement and as of specific dates, (ii) are solely for the benefit of the parties hereto, (iii) may be subject to limitations, qualification and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), (iv) may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and (v) may be subject to standards of materiality applicable to the parties that differ from those applicable to persons not party to this Agreement.

2.2          Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case as of such date) to the Investor that:

(a)          Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company. The Company has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has filed with the SEC true, correct and complete copies of the Company’s Articles of Incorporation, as amended through the date of this Agreement (the “Articles of Incorporation”), and bylaws, as amended through the date of this Agreement. The Company is not in violation of any of the provisions of the Articles of Incorporation or its bylaws.

(b)          Company’s Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. No equity securities of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company Subsidiary may vote (“Subsidiary Voting Debt”) of such Company Subsidiary, or any option, warrant or right to purchase or acquire any additional shares of its capital stock or any Subsidiary Voting Debt of such Company Subsidiary. All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto, other than Permitted Liens. Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Bank is duly organized and validly existing as a Michigan state-chartered commercial bank that is a member of the Federal Reserve System and the Bank’s deposit accounts are insured by the FDIC to the extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the Company’s knowledge, threatened. The Company has furnished or made available to the Investor, prior to the date hereof, true, correct, and complete copies of the charter and bylaws of the Bank, as amended through the date of this Agreement. No Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws.

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(c)          Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. As of the date hereof, there are 17,934,321 shares of Common Stock outstanding. From the date hereof through the Second Closing Date, except in connection with the Transaction Documents, the Other Private Placement and the transactions contemplated hereby and thereby, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock (other than shares issued upon the exercise of Company Stock Options outstanding on the date hereof), (ii) reserved for issuance any shares of Common Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock. As of the date hereof, there are (i) outstanding stock options (each, a “Company Stock Option”) to purchase an aggregate of 333,500 shares of the Common Stock issued under the Company’s Long-Term Incentive Compensation Plan (the “LTIP”) with a weighted average exercise price equal to $18.40 per share, (ii) an aggregate of 483,571 stock only stock appreciation rights (“SOSARs”) outstanding under the MBT 2008 Stock Incentive Plan (the “Stock Incentive Plan” and, together with the LTIP, the “Stock Plans”) with a weighted average exercise price equal to $3.35 per share, and (iii) an aggregate of 78,750 restricted stock units (“RSUs”) outstanding under the Stock Incentive Plan with performance thresholds described in more detail on Schedule 2.2(c). Other than in respect of awards outstanding under or pursuant to the Company Stock Plans and 226,397 shares of Common Stock reserved for potential issuance under the Stock Plans, no shares of Common Stock are reserved for issuance. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, other than such liability as may exist under applicable law. The Purchased Shares will be duly authorized by all necessary corporate action, and when issued and sold against receipt of the consideration therefor as provided in this Agreement, such Purchased Shares will be validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, other than such liability as may exist under applicable law. Each Company Stock Option, SOSAR and RSU, as applicable, (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Board of Directors or compensation committee of the Board of Directors actually awarded such Company Stock Option, SOSAR and/or RSU. Other than the Transaction Documents, neither the Company nor any of its officers or directors is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any Company Securities. No bond, debenture, note or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) is issued and outstanding. Except for the Company Stock Options, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, repurchase rights, commitments, or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2010 and through the date hereof and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date and through the date hereof. Except for in connection with the Rights Offering, there are no Company Securities containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to the transactions contemplated by this Agreement or the other Transaction Documents.

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(d)          Authorization.

(1)         The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the issuance of Common Stock in accordance with the terms of this Agreement and the other Transaction Documents, have been duly authorized by the Board of Directors. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investor and the Other Securities Purchase Agreement by the Other Investor, are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby. When issued and sold against receipt of the consideration therefor as provided in this Agreement and the other Transaction Documents, the shares of Common Stock to be issued pursuant to this Agreement will be validly issued, fully paid and nonassessable, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

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(2)         Neither the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions of any of the foregoing, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of, (A) its Articles of Incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph and assuming the accuracy of the representations and warranties of the Investor and the performance of the covenants and agreements of the Investor contained herein, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree of a Governmental Entity applicable to the Company or any Company Subsidiary or any of their respective properties, except in the case of clause (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(3)         Other than in connection with Sections 5.12 and 5.15, under NASDAQ rules, or the securities or blue sky laws of the various states and except as otherwise provided in the Transaction Documents, and assuming the accuracy of the representations and warranties in the Transaction Documents of the Investor and the Other Investor and the performance by the Company, the Bank, the Investor, and the Other Investor of the covenants and agreements contained herein and in the other Transaction Documents, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(e)          Financial Statements. The consolidated balance sheets of the Company as of December 31, 2012, 2011 and 2010 and related consolidated statements of operations, changes in shareholders’ equity and cash flows for the three years ended December 31, 2012, together with the notes thereto, audited by Plante & Moran, PLLC and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC (the “Company 10-K”), and the consolidated balance sheet of the Company as of September 30, 2013 and related consolidated statements of operations and consolidated statements of comprehensive income for the three and nine month period ended September 30, 2013, and consolidated statements of shareholders’ equity and consolidated statements of cash flows for the nine month period ended September 30, 2012, together with the notes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC (the “Company 10-Q”) (collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of interim unaudited statements).

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(f)          Reports.

(1)         Since December 31, 2010, the Company and each Company Subsidiary have timely filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”), and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be, except for instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. Each Company Report, including the documents incorporated by reference in each of them, contained all of the information required be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”). No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and in accordance with the Company’s policies and procedures.

(2)         The Company maintains commercially reasonable disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) so that material information relating to the Company, including its consolidated Subsidiaries, generally is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and such disclosure controls and procedures are sufficiently effective so as to comply with the requirements under applicable law. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and has disclosed, based on its most recent evaluation prior to the date of this Agreement and to the Company’s knowledge, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2008, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, of a material nature, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

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(g)          Properties and Leases. Except for any Permitted Liens and as disclosed in Specified SEC Reports, the Company and each Company Subsidiary have good title free and clear of any Liens to all the real and personal property material to the business of the Company and reflected in the Company’s consolidated balance sheet as of September 30, 2013 included in the Company 10-Q, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all leases of real property and all other leases pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

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(h)          Taxes. Except (1) as Previously Disclosed, and (2) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has timely filed (including pursuant to applicable extensions granted without penalty) all federal, state, county, local and foreign Tax Returns (as defined below in this Section), required to be filed by it, and all such filed Tax Returns are true, complete and correct in all material respects, and paid all Taxes (as defined below in this Section) owed by it and no Taxes owed by it or assessments received by it are delinquent. Except (1) as Previously Disclosed, and (2) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, with respect to Taxes not yet due, the Company has made adequate provision in the financial statements of the Company (in accordance with GAAP). The federal income Tax Returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2007, and for all fiscal years prior thereto, are for the purposes of routine audit by the IRS closed because of the statute of limitations, and no claims by the IRS for additional Taxes for such fiscal years are pending. Except as Previously Disclosed, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge, is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes that could reasonably be expected to have a Material Adverse Effect on the Company and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax Returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for in accordance with GAAP (other than those issues Previously Disclosed or those that would not reasonably be expected to have a Material Adverse Effect on the Company). Except as (1) Previously Disclosed, and (2) would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary and other than such tax sharing obligations as may exist under any loan participations to which the Bank is a party, both as an originator and a participant. Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. The Company has not been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has undergone an “ownership change” within the meaning of Code Section 382(g), and the consummation of the transactions contemplated by the Rights Offering, this Agreement and the Other Securities Purchase Agreement will not cause an “ownership change” within the meaning of Code Section 382(g). For the purpose of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes, and the term “Tax Return” means any return, report, information return or other document (including any related or supporting information, and attachments and exhibits) required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendment or supplements to any of the foregoing.

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(i)          Absence of Certain Changes. Since December 31, 2012 or except as has been disclosed in a Specified SEC Report filed since December 31, 2012, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (v) the Company has not issued any Company Securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option or stock purchase plans or executive and director arrangements disclosed in the Company Reports, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any material contract under which the Company or any Company Subsidiary is bound or subject, and (vii) to the knowledge of the Company, there has not been a material increase in the aggregate dollar amount of: (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on the Company’s or Bank’s financial statements with respect thereto. Except for the transactions contemplated by the Transaction Documents, no event, liability or development has occurred or exists with respect to the Company or any Company Subsidiary or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws as of the time this representation is made that has not been publicly disclosed at least one trading day prior to the date as of which this representation is made.

(j)          Commitments and Contracts. The Company has Previously Disclosed, disclosed in a Specified SEC Report or made available to the Investor or its representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Section 2.2(j) of the Disclosure Schedule, each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) as of the date of this Agreement (each, a “Significant Agreement”):

(1)         any contract containing covenants that limit in any material respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;

(2)         any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(3)         any real property lease and any other lease with annual rental payments aggregating $100,000 or more;

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(4)         other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5)         any contract or arrangement under which the Company or any of the Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property (as defined in Section 2.2(u)) that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or the Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of the Company Subsidiaries;

(6)         any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(7)         any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8)         any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9)         any contract providing for indemnification by the Company or any Company Subsidiary of any person, except for contracts entered into in the ordinary course of business consistent with past practice and with respect to which the Company would not reasonably anticipate any such indemnification obligation having or resulting in a Material Adverse Effect on the Company;

(10)        any contract that contains a put, call, or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $250,000; and

(11)        any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

As of the date of this Agreement, each of the Significant Agreements is valid and binding on the Company and/or the Company Subsidiaries, as applicable, and in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement, except where the failure to be in compliance or perform would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subsidiaries knows of, or has received written notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Significant Agreement which would reasonably be expected to result in a Material Adverse Effect on the Company. No party to a Significant Agreement has provided written notice to the Company or any Company Subsidiary that it intends to terminate a Company Significant Agreement or not renew such agreement at the expiration of the current term. Consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, any Significant Agreement of the Company or any Company Subsidiary, except for such violations, conflicts and breaches as would not reasonably likely be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, there are no related party transactions that the Company would be required to disclose under Item 404 of Regulation S-K that have not been Previously Disclosed or disclosed in a Specified SEC Report.

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(k)          Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance, or sale of any of such Securities to be issued to the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Securities or in connection with the Other Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 2.3 of this Agreement and the accuracy of the representations and warranties of the Other Investor set forth in Section 2.3 of the Other Securities Purchase Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investor under this Agreement or for the offer and sale of securities by the Company to the Other Investor under the Other Securities Purchase Agreement.

(l)          Litigation and Other Proceedings; No Undisclosed Liabilities. Except as disclosed in Specified SEC Reports:

(1)         there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company, if there were an unfavorable decision; and

(2)         neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent, or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 2.2(e) to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since September 30, 2013 in the ordinary course of business consistent with past practice and (ii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of clause (i) above (but subject in any case to clause (ii) above), any changes in status of a performing loan or the impairment of a nonperforming loan shall be deemed to be an event in the ordinary course of the Company’s business.

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(m)        Compliance with Laws and Other Matters; Insurance. Except as disclosed in Specified SEC Reports, the Company and each Company Subsidiary:

(1)         in the conduct of its business is in compliance in all material respects with, and the condition and use of its properties does not in any material respect violate or infringe in any material respect, applicable material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and the applicable privacy and customer information requirements contained in any federal and state privacy law or regulations;

(2)         has all material permits, licenses, franchises, authorizations (collectively, “Permits”), orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted; and all such Permits are in full force and effect, and are current, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, in each case;

(3)         is complying in all material respects with and, to the knowledge of the Company, is not under investigation with respect to, and has not received any written notification or written communication from any Governmental Entity, and, otherwise, to the knowledge of the Company, has not been threatened by any Governmental Entity to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(4)         has, except for statutory or regulatory restrictions of general application, not been placed under any material restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5)         has not, since January 1, 2010, nor to its knowledge has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under U.S. anti-money laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in U.S. anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

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(6)         to the extent it qualifies as a “financial institution” under U.S. anti-money laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. anti-money laundering laws and the rules and regulations thereunder; and

(7)         is presently insured, and during each of the past two calendar years has been insured, for reasonable amounts with, to the knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with industry practice, customarily be insured; and neither the Company nor any Company Subsidiaries has received any written notice of cancellation of any such insurance, nor, to the Company’s knowledge, will it or any Company Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(n)        Labor. Employees of the Company and the Company Subsidiaries are not and have never been represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. Each of the Company and the Company Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours except for such instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, the Company’s employment of its executive officers does not violate any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement in favor of a third party to which any such executive officer is a party.

(o)        Company Benefit Plans.

(1)         “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. Each Benefit Plan is listed on Section 2.2(o)(1) of the Company’s Disclosure Schedule. True and complete copies of all Benefit Plans listed on Section 2.2(o)(1) of the Company’s Disclosure Schedule have been made available to the Investor prior to the date hereof or have been filed with a Company Report.

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(2)         With respect to each Benefit Plan, (A) the Company and the Company Subsidiaries have complied, and are now in compliance in all material respects with the applicable provisions of ERISA, and the Code and all other laws and regulations applicable to such Benefit Plan, and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company or the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Company Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(3)         Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(4)         Neither the Company, any Company Subsidiary nor any ERISA Affiliate (x) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

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(5)         None of the execution and delivery of this Agreement, the issuance of Purchased Shares, nor the consummation of the transactions contemplated hereby, nor the transactions contemplated as part of the Other Private Placement, will, whether alone or in connection with another event, (i) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (ii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (iii) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (iv) result in any acceleration of the time of payment or vesting of any such benefits, including, for the avoidance of doubt, under the Company Stock Plans, (v) require the funding or increase in the funding of any such benefits, or (vi) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(6)         As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Benefit Plans (other than claims for benefits in the ordinary course). Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Company Subsidiaries.

(7)         Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (i) the Benefit Plans, (ii) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (iii) the assets of any of the trusts under any of the Benefit Plans.

(p)        Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended.

(q)        Risk Management; Derivatives. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(1)         The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2)         All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or, to the Company’s knowledge, their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in material compliance with all applicable laws, rules, regulations and regulatory policies, (iii) with counterparties believed by the Company to be financially responsible at the time; and (iv) each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

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(r)         Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and the Company will not intentionally use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Company Subsidiary, joint venture partner or other person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(s)         Environmental Liability. Except as disclosed in Specified SEC Reports, neither the Company nor any Company Subsidiary (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) is subject to any legal, administrative, or other proceeding, claim or action of any nature relating to any Environmental Laws or (iv) owns or, to the Company’s knowledge, operates any real property contaminated with any substance in violation of any Environmental Laws; in each case, which violation, contamination, liability, ownership, operation or proceeding, claim or action has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and, to the Company’s knowledge, there is no pending or threatened investigation that might lead to such a proceeding, claim or action or any reasonable basis for any such proceeding, claim or action.

(t)         Anti-Takeover Provisions. The Company and the Board of Directors have taken all actions necessary to ensure that the Company, on the one hand, and the Investor and the Other Investor, on the other hand, will not be subject to the restrictions set forth in any laws, rules, or regulations related to changes in control of corporations, limited liability companies or business organizations generally (each of such articles, a “Takeover Law”) to the extent applicable to the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. In the case that such transactions are subject to such provisions or laws, the Board of Directors shall take all necessary action to ensure that such transactions shall be deemed to be exceptions to such provisions or laws, including, but not limited to, the approval of such transactions as contemplated thereunder. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of Beneficial Ownership of Common Stock or a change in control of the Company.

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(u)        Intellectual Property. (i) The Company and the Company Subsidiaries own (free and clear of any Liens (other than Permitted Liens), exclusive licenses or non-exclusive licenses not granted in the ordinary course of business) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Company Subsidiaries’ use of, or rights to, such Intellectual Property. The Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Neither the Company nor any Company Subsidiary has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property, and no reasonable basis exists for any such claim. To the Company’s knowledge, no third party has infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Company Subsidiaries. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted, or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is using or enforcing any Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. The Company and each of the Company Subsidiaries has taken commercially reasonable measures to protect the Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries.

“Intellectual Property” shall mean: trademarks, service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(v)        Brokers and Finders. Except for the Placement Agent (the fees of which are disclosed in Section 2.2(v) of the Company’s Disclosure Schedule), neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

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(w)        Agreements with Regulatory Agencies. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2011, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material respect relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”) nor has the Company or any Company Subsidiary been advised since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as Previously Disclosed, the Company and each Company Subsidiary are in compliance in all respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all respects with any such Regulatory Agreement.

(x)         Loan Portfolio.

(1)         Except as shall not have or result in a Material Adverse Effect, each of the Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by the Company or any Company Subsidiary satisfied in all respects, (i) all applicable law with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to Loans set forth in any material contract between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any material mortgage or other collateral documents and other Loan documents with respect to each Loan.

(2)         Since January 1, 2011, no Agency, Loan Investor or Insurer (each as defined in Section 2.2(x)(3)) has (i) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (iii) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor Loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

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(3)         For purposes of this Section 2.2(x): (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any Company Subsidiary or (B) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such Loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(y)        Listing of Common Stock. The shares of Common Stock to be issued under this Agreement and the other Transaction Documents shall meet all requirements for listing on the NASDAQ, subject to formal approval of listing by NASDAQ; provided, however, as of the date of issuance of such shares, they shall be unregistered shares of Common Stock, subject to all of the restrictions on re-sale applicable to restricted securities under the Securities Act and corresponding requirements of state law.

(z)         Other Private Placement. Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell shares of Common Stock in the Other Private Placement on terms and conditions that are substantially identical in all respects to those set forth in this Agreement, except as to the number of shares of Common Stock to be purchased and the aggregate purchase price for such shares of Common Stock (but not the per share purchase price) set forth in Section 1.2.

(aa)       Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Company Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(bb)      Absence of Manipulation. The Company has not, and to the knowledge of the Company no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any Security of the Company to facilitate the sale or resale of any of the Purchased Shares.

(cc)       Adequate Capitalization. As of September 30, 2013, the Bank met or exceeded the quantitative capital requirements to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action; provided, however, while the Bank is under the Consent Order, it is classified as “adequately capitalized”.

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(dd)      Acknowledgment Regarding Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Securities.

(ee)       Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(ff)        Change in Control. The consummation of the transactions contemplated by this Agreement and the Other Private Placement will not trigger any rights under any “change of control” provision in any Significant Agreement or Benefit Plan to which the Company or any Company Subsidiary is a party, which results in payments to the counterparty or the acceleration of vesting of benefits.

(gg)      Fees and Expenses. The Company does not expect that all closing fees and expenses of the Company advisors (including Company counsel and other professional fees) and fees and expenses of any broker or finders that the Company is responsible for (including the fees and expenses of the Placement Agent) in connection with the transactions contemplated herein, in the Other Securities Purchase Agreement and the Rights Offering will, in the aggregate, exceed $2,000,000.

2.3         Representations and Warranties of the Investor. The Investor hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a different specified date, in which case as of such date), solely with respect to itself and, where expressly indicated, its Affiliates, to the Company that:

(a)         Organization and Authority. The Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on such Investor, and has the requisite corporate, partnership, limited liability company or other power and authority to own its properties and assets and to carry on its business as it is now being conducted.

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(b)        Authorization.

(1)         The Investor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer, or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate, partnership, limited liability company or other proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(2)         Neither the execution, delivery, and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its applicable governing documents, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, violate any ordinance, permit, concession, grant, franchise, law, statute, rule, regulation or any judgment, ruling, order, writ, injunction or decree of a Governmental Entity applicable to such Investor or any of its respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Investor.

(3)         Other than (i) passivity or anti-association commitments that may be required by the Federal Reserve and (ii) the securities or blue sky laws of the various states and except as otherwise provided in this Agreement, and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions set forth in this Agreement.

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(c)         Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. The Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Securities to any person nor with a view to or for sale in connection with any distribution thereof, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and has so evaluated the merits and risks of such investment, (4) is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment and (5) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act); provided, however, that by making the representations herein, the Investor does not agree to hold any of the Securities for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration in compliance with applicable federal and state securities laws. Without limiting any of the foregoing, neither the Investor nor any of its Affiliates has taken, and the Investor will not, and will cause its Affiliates not to, take any action that would otherwise cause the Securities to be subject to the registration requirements of the Securities Act.

(d)        Access to Information. The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(e)         Independent Investment Decision. The Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(f)         Reliance on Exemptions. The Investor understands and acknowledges that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, covenants, acknowledgements and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

(g)         No Governmental Review; Not Deposits and Uninsured. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities. The Investor understands that the Securities are not savings or deposit accounts or other obligations of the Bank or any other Company Subsidiary, and the Securities are not insured by the FDIC or any other Governmental Entity.

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(h)        Residency. The Investor’s residence (if an individual) or office in which its investment decision with respect to the Purchased Shares was made (if an entity) are located at the address set forth for the Investor in Section 6.7 of this Agreement.

(i)          Ownership.

(1)         As of the date of this Agreement, other than as set forth on its signature page hereto, the Investor is not the owner of record or the Beneficial Owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock, or any other equity or equity-linked security of the Company or any Company Subsidiary.

(2)         Assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, the purchase of Securities hereunder shall not cause the Investor, together with any other person whose Beneficial Ownership of Company securities would be aggregated with the Investor’s Beneficial Ownership of Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities of the Company outstanding at the Closing.

(j)          Financial Capability. The Investor has or will have immediately available funds necessary to pay the applicable Purchase Price and consummate the Closing, as of the date of the Closing, on the terms and conditions contemplated by this Agreement.

(k)         Brokers and Finders. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor or any of its Affiliates, in connection with this Agreement or the transactions contemplated hereby. The Investor acknowledges that it is purchasing the Securities directly from the Company and not from the Placement Agent.

(l)          No General Solicitation. Investor: (i) became aware of the offering of the Common Stock, and the Purchased Shares were offered to Investor, solely by direct contact between Investor and the Company or the Placement Agent, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC); (ii) reached its decision to invest in the Company independently from the Other Investor; (iii) has entered into no agreements with shareholders of the Company or Other Investor for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or the Other Investor regarding voting or transferring Investor’s interest in the Company.

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(m)        OFAC and Anti-Money Laundering. The Investor understands, acknowledges, represents and agrees that (i) the Investor is not the target of any sanction, regulation, or law promulgated by the OFAC, the Financial Crimes Enforcement Network or any other U.S. governmental entity (“U.S. Sanctions Laws”); (ii) the Investor is not owned by, controlled by, under common control with, or acting on behalf of any person that is the target of U.S. Sanctions Laws; (iii) the Investor is not a “foreign shell bank” and is not acting on behalf of a “foreign shell bank” under applicable anti-money laundering laws and regulations; (iv) the Investor’s entry into this Agreement or consummation of the transactions contemplated hereby will not contravene U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; (v) the Investor will promptly provide to any regulatory or law enforcement authority such information or documentation as may be required to comply with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations; and (vi) the Company may provide to any regulatory or law enforcement authority information or documentation regarding, or provided by, the Investor for the purposes of complying with U.S. Sanctions Laws or applicable anti-money laundering laws or regulations.

(n)        No Outside Discussion of Offering. As of the date of this Agreement, the Investor has not discussed the offering with any other party or potential investors (other than the Company, the Placement Agent, and Investor’s authorized representatives, advisors and counsel), except as expressly permitted under the terms of this Agreement.

ARTICLE III

Covenants

3.1           Filings; Other Actions.

(a)        The Investor and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings, and other documents, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement and (ii) with respect to the Investor, to the extent typically provided by the Investor to such third parties or Governmental Entities, as applicable, under the Investor’s policies consistently applied and subject to such confidentiality requests as the Investor may reasonably seek, but only to the extent that the Company may comply with such requests under applicable laws, rules and regulations. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 3.1(a). In particular, the Company will use its commercially reasonable efforts to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, all notices to and, to the extent required by applicable law or regulation, consents, approvals, or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Investor and its Affiliates are not subject to any covenant or agreement under this Agreement to file any application or notice under the BHC Act in connection with any of the transactions contemplated hereby. To the extent required by the Federal Reserve, the Investor shall enter into one or more passivity agreements not more restrictive in any material respect than in the form attached hereto as Exhibit E. The Company shall use, and cause its Affiliates to use, commercially reasonable efforts to obtain all approvals required to be obtained by the Company in connection with the transactions contemplated by the Transaction Documents, including responding fully to all requests for additional information from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the Michigan Department of Insurance and Financial Services (the “MDIF”). The Investor and the Company will each have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not allow the Other Investor to review any such information relating to the Investor, except to the extent that any such information is disclosed or is required to be disclosed under any applicable laws, rules or regulations. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Investor and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, the Investor shall not be required to provide to the Company any of its, its Affiliates’, its investment advisor’s or its or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information including the identities of limited partners, shareholders or members of the Investor or its Affiliates or their investment advisors (collectively, the “Investor Confidential Information”).

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(b)        Each party agrees, upon request, to furnish the other party with all information (other than Investor Confidential Information) concerning itself, its subsidiaries, Affiliates, directors, officers, partners, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement. Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, (1) the Investor shall not be required to provide any materials to the Company that it deems private or confidential; and (2) the Investor shall provide information only to the extent typically provided by the Investor to such Governmental Entities and subject to such confidentiality requests as such Investor may reasonably seek.

(c)         From the date of this Agreement until the Second Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board of Directors shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Articles of Incorporation or bylaws of the Company in any manner adverse to the Investor.

3.2         Use of Proceeds; Expenses.

(a)         The Company shall use the gross proceeds from the sale of the Securities to the Investor and the closing of the transactions contemplated by the Other Private Placement to strengthen the financial position of the Company and the Bank.

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(b)        Each of the Company and the Investor will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement.

3.3         Access, Information and Confidentiality.

(a)        The Investor shall be provided with access, information and other rights as provided in the VCOC Letter Agreement.

(b)        Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank regulatory authorities.

3.4         Transfer. The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Investor or any of its successors and assigns of the Securities and other shares of Common Stock such party may beneficially own prior to or subsequent to the date hereof.

3.5         Reasonable Efforts. Each of the Company and the Investor agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Investor in doing, all commercially reasonable things necessary, proper or advisable to consummate and make effective, in the most expeditious manner commercially practicable, the transactions contemplated by this Agreement and the Transaction Documents, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions to the Closing to be satisfied; (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Transaction Documents.

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3.6         Shareholder Litigation. The Company shall promptly inform the Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with the Investor and keep the Investor informed of all material filings and developments relating to any such Shareholder Litigation, except to the extent that any such disclosures would violate or breach the Company’s attorney-client privilege.

3.7         Most Favored Nation. During the period from the date hereof through the Second Closing, neither the Company nor any of the Company Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of the Company Subsidiaries (including the Other Private Placement) including any of the Company’s Securities that have the effect of establishing rights or otherwise benefitting such investor in a manner more favorable in any respect to such investor than the rights and benefits established in favor of the Investor by this Agreement, unless, in any such case, the Investor has been offered such rights and benefits.

3.8         Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 3.8 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

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3.9         Conduct of the Business. Prior to the earlier of the Second Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall, and, shall cause each Company Subsidiary to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, vendors, strategic partners and others having business dealings with it; provided, that nothing in this clause (a) shall require any actions or inaction that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity; (b) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities; (3) purchasing, redeeming or otherwise acquiring any capital stock or any of its other securities or any rights, warrants or options to acquire any such capital stock or other securities; (4) issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any capital stock, any other Voting Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock, Voting Securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any compensatory stock options outstanding on the date of this Agreement; or (5) entering into any contract with respect to, or otherwise agreeing or committing to do, any of the foregoing; and (c) to the extent reasonably practicable, shall consult with the Investor prior to taking any material actions outside of the ordinary course of business. Except as required pursuant to existing written, binding agreements in effect prior to the date hereof, prior to the earlier of the Second Closing Date and the termination of this Agreement pursuant to Article IV, the Company shall and shall cause the Company Subsidiaries to not take any of the following actions: (i) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, except as may be required by applicable law; (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (iii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any provision of any law, rule or regulation; (iv) forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries in an individual amount of five hundred dollars or more or, collectively, in an amount equal to or greater than five thousand dollars ($5,000); or (v) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE IV

Termination

4.1         Termination. This Agreement may be terminated prior to the Closing:

(a)          by mutual written agreement of the Company and the Investor;

(b)          by any party, upon written notice to the other party, in the event that the Closing does not occur on or before the date that is 90 days after the date hereof (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c)          by the Investor, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(1)(ii) or Section 1.2(b)(1)(iv) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(c) shall only apply if the Investor is not in material breach of any of the terms of this Agreement;

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(d)          by the Company, upon written notice to the Investor, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(b)(2)(i) or Section 1.2(b)(2)(iv) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(d) shall only apply if the Company is not in material breach of any of the terms of this Agreement;

(e)          by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable; or

(f)          by the Investor, if the Company directly or indirectly effects or causes to be effected any transaction with a third party (1) with respect to a transaction that would reasonably be expected to result in a Change in Control and (2) such transaction has a purchase price per share of Common Stock that is less than the Purchase Price.

4.2         Effects of Termination. In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.2(b), Section 3.3(b) (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), this Section 4.2, Section 5.5 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from liability for willful breach of this Agreement.

4.3         Notice of Other Terminations. The Company shall promptly notify the Investor if the Other Securities Purchase Agreement is terminated.

ARTICLE V

Additional Agreements

5.1         No Rights Agreement. So long as the Investor, together with its Affiliates, and, for purposes of this Section 5.1, persons who share a common discretionary investment advisor with the Investor, in the aggregate own fifty percent (50%) or more of all of the Purchased Shares (such ownership interest, the “Qualifying Ownership Interest”), the Company shall not enter into any poison pill agreement, shareholders’ rights plan or similar agreement that shall limit the rights of the Investor and its Affiliates and associates to hold any shares of Common Stock or acquire additional securities of the Company unless such poison pill agreement, shareholders’ rights plan or similar agreement grants an exemption or waiver to the Investor and its Affiliates and associates and any group in which the Investor may become a member, immediately effective upon execution of such plan or agreement, that would allow the Investor and its Affiliates and associates to acquire such additional securities of the Company.

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5.2         Compliance with Laws. Notwithstanding any other provision of this Article V, the Investor covenants that the Securities will be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Purchased Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 promulgated under the Securities Act (provided that the transferor provides the Company with reasonable assurances (in the form of a customary seller representation letter and, if applicable a customary broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Company’s transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Company’s transfer agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and such transfer agent, to the effect that such transfer does not require registration of such Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and, except as otherwise set forth in this Agreement, shall have the rights of the Investor under this Agreement with respect to such transferred Securities.

5.3         Legend.

(a)          The Investor agrees that all certificates or other instruments representing the Securities (which, for purposes of this Section 5.3, shall include the Purchased Shares) will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b)          The legend set forth in Section 5.3(a) above shall be removed and the Company shall issue to the Investor a certificate without such legend or any other legend, or by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred in compliance with the requirements of Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions; provided, however, prior to the Company being obligated to cause the legend to be removed as a result of the occurrence of an event described in the preceding clauses (ii) or (iii), the Company may require that the Investor deliver to the Company an opinion of legal counsel, in form and substance reasonably satisfactory to the Company and issued by a lawyer or law firm reasonably acceptable to the Company, that the legend set forth on the certificate no longer is applicable to a re-sale of such securities by the Investor. Following Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Securities and without volume or manner-of-sale restrictions, the Company shall deliver to its transfer agent irrevocable instructions that such transfer agent shall reissue a certificate representing the applicable Securities without legend upon receipt by such transfer agent of the legended certificates for such Securities. Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by the Company. Following the such time as a legend is no longer required for any Securities, the Company will no later than five trading days following the delivery by an Investor to the Company or its transfer agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer) and a representation letter to the extent required by Section 5.2 (such third trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive and other legends. Certificates for Securities subject to legend removal hereunder may be transmitted by the transfer agent to the Investor by crediting the account of the Investor’s prime broker with DTC as directed by the Investor.

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(c)          If the Company shall fail for any reason or for no reason to issue to the Investor unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to the Investor, if on or after the trading day immediately following such five trading day period, the Investor purchases, or a broker (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of shares of Common Stock the Investor anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within five business days after the Investor’s request, honor its obligation to deliver to such Investor a certificate or certificates without restrictive legends representing such shares of Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Investor’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of shares of Common Stock, times (ii) the closing bid price on the Legend Removal Date.

5.4         Certain Transactions.

(a)          Prior to the Closing, notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Company (in a form that is reasonably satisfactory to the Company) that the terms of this Agreement shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary, and the Company agrees to promptly provide copies of such assurances to the Investor. For the avoidance of doubt, it is understood and agreed that, (i) in the event that a Change in Control occurs on or prior to the Closing, the Investor shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Securities (or such other securities or property (including cash) into which the Securities may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control, and (ii) nothing in this Section 5.4(a) is intended to or shall limit in any way the Investor closing conditions contained in Section 1.2(b).

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(b)          In the event that, at or prior to Closing, (1) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (2) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock, then the number of shares of Common Stock to be issued to the Investor at the Closing under this Agreement, together with the applicable implied per share price of the shares of Common Stock to be issued to Investor at the Closing under this Agreement, shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide Investor with substantially the same economic benefit from this Agreement as the Investor had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof, or the aggregate percentage of shares to be purchased by the Investor or any other person, be changed by the foregoing.

(c)          Notwithstanding anything in the foregoing, the provisions of Section 5.4(b) shall not be triggered by the transactions contemplated by the Transaction Documents.

5.5         Indemnity.

(a)          The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents and each person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any breach of the Company’s representations or warranties contained in this Agreement, (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any legal, administrative or other proceedings instituted by any Governmental Entity, shareholder of the Company or any other person (other than the Investor Indemnified Parties and the Company and the Company Subsidiaries) arising out of the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses to the extent attributable to the Investor’s breach of any of the representations, warranties, agreements or covenants in this Agreement, or the acts, errors or omissions on the part of an Investor Indemnified Party) other than acts or omissions contemplated by this Agreement). Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the purchase price for Tax purposes, except as otherwise required by Law. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP.

(b)          For purposes of the indemnity contained in Section 5.5(a)(1), all qualifications and limitations set forth in the Company’s representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any breach of any representations and warranties in this Agreement; provided, however, that the foregoing shall not apply to the fourth sentence of Section 2.2(f)(1), the first and second sentence of Section 2.2(f)(2), the second sentence of Section 2.2(g), Section 2.2(i), clauses (1) through (11) of Section 2.2(j), Section 2.2(l)(2), Section 2.2(m)(7), Section 2.2(o)(1) and Section 2.2(z).

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(c)          A person entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.5 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (A) includes a release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (B) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties applicable to the Indemnified Party and (C) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(d)          The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 5.5(a)(1), (i) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $25,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (including De Minimis Claims) pursuant to Section 5.5(a)(1) exceed $125,000 (the “Threshold Amount”), in which event the Company shall be responsible for the total amount of such Losses incurred in excess of the Threshold Amount.

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(e)          The indemnity provided for in this Section 5.5 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for (1) any breach of any of the representations, warranties, covenants or agreements contained in this Agreement, and (2) any claim, suit, action, proceeding or any other matter of whatsoever kind or nature arising out of, resulting from or related to this Agreement, the other Transaction Documents or the transactions contemplated herein or therein; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Section 5.5 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof. With respect to payment of any Losses for which the Company is liable to the Investor, the Company shall have the option, subject to Section 5.8(b), to make payment to the Investor for such Losses in cash or in shares of Common Stock using a mutually agreed upon per share price to determine the number of shares of Common Stock to be issued to the Investor.

(f)          No investigation by the Investor, whether prior to or after the date of this Agreement, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

5.6         Rule 144; Rule 144A Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Purchased Shares to the public without registration, the Company agrees to use its commercially reasonable best efforts to:

(1)         make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2)         file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of the Investor, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(3)         so long as the Investor owns any Purchased Shares, furnish to the Investor forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements under the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(4)         take such further commercially reasonable action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell the Purchased Shares without registration under the Securities Act.

5.7         Anti-Takeover Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

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5.8         Additional Regulatory Matters.

(a)          Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investor’s pro rata proportion), that would reasonably be expected to pose a substantial risk that (1) the Investor’s equity of the Company (together with equity of the Company owned by the Investor’s Affiliates (as such term is used under the BHC Act)) would exceed 33.3% of the Company’s total equity or (2) the Investor’s ownership of any class of Voting Securities of the Company (together with the ownership by Investor’s Affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) would exceed 9.9% of such class after the Closing Date, without the prior written consent of Investor or such person, or to increase to an amount that would constitute “control” under the BHC Act, the Change of Bank Control Act of 1978, as amended (the “CBCA”) or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause Investor to “control” the Company under and for purposes of the BHC Act, the CBCA or any rules or regulations promulgated thereunder (or any successor provisions). In the event the Company breaches its obligations under this Section 5.8(a) or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

(b)          Notwithstanding anything in this Agreement, in no event will the Investor or any of its Affiliates be obligated to:

(1)         Without limiting clause (2) below, (A) propose or accept any divestiture of any of the Investor’s or any of its Affiliates’ assets, or (B) accept any operational restriction on the Investor’s or any of its Affiliates’ business, or agree to take any action that limits the Investor’s or its Affiliates’ commercial practices in any way (except as they relate to the Company and the Company Subsidiaries) including by requiring the modification of governance, fee or carried interest arrangements with respect to, or otherwise by imposing any capital or other requirements on, the Investor or any of its Affiliates, (C) agree to provide capital to, or otherwise maintain or contribute, directly or indirectly, to the capital of, the Company or any Company Subsidiary (including the Bank) other than the payment of the Purchase Price pursuant to this Agreement, or (D) register as a bank holding company, in each case in order to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated by this Agreement and the other Transaction Documents; or

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(2)         Propose or agree to accept any term or condition or otherwise modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement if such term, condition, modification or confirmation would (A) materially adversely affect (with respect to the Investor or its Affiliates) any material term of the transactions contemplated by this Agreement, or (B) reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits to the Investor and its Affiliates hereunder.

(c)          So long as the Investor holds any Securities, the Company will not, without the consent of the Investor, take any action, directly or indirectly through any Company Subsidiary or otherwise, that the Board of Directors believes in good faith would reasonably be expected to cause the Investor to be subject to transfer restrictions or other covenants of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

5.9         Governance Matters.

(a)          The Company hereby agrees that, from and after the Closing Date, for so long as the Investor and its Affiliates in the aggregate have a Qualifying Ownership Interest, the Company shall invite a person designated by the Investor and reasonably acceptable to the Company (the “Observer”) to attend meetings of the Board of Directors and the board of directors of the Bank (the “Bank Board”) in a nonvoting observer capacity. The Observer shall not have any right to vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents; provided, however, that (1) the Observer may be excluded from executive sessions comprised solely of independent directors by the Chairman of the Board (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), (2) the Company, the Board of Directors, the Bank and the Bank Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel or (B) necessary to avoid a violation of fiduciary requirements under applicable law and (3) the Investor shall cause its Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to such Observer. The Company also may exclude the Observer from portions of meetings of the Board of Directors as well as the Bank Board to the extent that the Board of Directors or Bank Board, as the case may be, will, in any such portion thereof be discussing any matters related to the Investor, the Transaction Documents, or any of the Investor’s rights or obligations under any of the Transaction Documents or any other matter that the Chairman of the Board of Directors or the Chairman of the Bank Board determines in good faith is or may be adverse to the interests of the Investor; provided, however, no matter shall be deemed to be adverse to the interests of the Investor merely because such matter may adversely impact the price of any of the Company’s Securities. The Investor covenants and agrees to hold all information obtained from its Observer as provided in the prior sentence in confidence pursuant to the confidentiality and non-disclosure provisions of Section 3.3(b) above and to comply with all requirements and obligations applicable to members of the Board of Directors under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and all other Laws, in each case, only to the extent (if at all) applicable to the Observer. If the Investor and its Affiliates in the aggregate no longer have a Qualifying Ownership Interest, the Investor will have no further rights under this Section 5.9(a).

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(b)          The Observer shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board of Directors and the Bank Board, or any committee thereof in accordance with Company policy; provided, however, under no circumstances shall the Company provide aggregate reimbursement to the Observer during any calendar year in an amount in excess of $24,000 without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall notify the Observer, as the case may be, of all regular meetings and special meetings of the Board of Directors or the Bank Board and of all regular and special meetings of any committee of the Board of Directors or the Bank Board. The Company shall provide the Observer with copies of all notices, minutes, consents and other material that it provides to all members of the Board of Directors or the Bank Board (as applicable) at the same time such materials are provided to the other members. Notwithstanding any provision in this Section 5.9 to the contrary, neither the Company nor the Bank shall provide the Observer with any minutes, consents or other materials or information arising out of or related in any way to any (1) meetings of the Board of Directors or Bank Board or portion of such meetings, or (2) business of the Board of Directors or Bank Board, in each case from which the Observer properly may be excluded under and pursuant to the terms of Section 5.9(a).

5.10       Gross-Up Rights.

(a)          Sale of New Securities. For so long as the Investor, together with its Affiliates, have a Qualifying Ownership Interest, if at any time after the date hereof the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Investor in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation; (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction); (iv) issuance of Common Stock upon exercise of warrants outstanding as of the date hereof; or (v) in connection with the Rights Offering (except as set forth in the Standby Purchase Agreement); then the Investor shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The amount of New Securities that the Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the total number of shares of Common Stock then held by the Investor (counting for such purposes all shares of Common Stock into or for which any securities owned by the Investor are directly or indirectly convertible or exercisable), if any, and the denominator of which is the total number of shares of Common Stock then outstanding (counting for such purposes all shares of Common Stock into or for which any securities owned by the Investor are directly or indirectly convertible or exercisable). Notwithstanding anything herein to the contrary, in no event shall the Investor have the right to purchase New Securities hereunder to the extent such purchase would result in such Investor, together with any other person whose Company securities would be aggregated with the Investor’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities or more than 33.3% of the Company’s total equity outstanding after the Closing.

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(b)          Notice. In the event the Company proposes to offer or sell New Securities (the “Offering”), it shall give the Investor written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public Offering or after the commencement of marketing with respect to a Rule 144A Offering or an Offering pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder. If the information contained in the notice constitutes material non-public information (as defined under the applicable securities laws), the Company shall deliver such notice only to the individuals identified (with respect to the Investor) in Section 6.7 hereof, and shall not communicate the information to anyone else acting on behalf of the Investor without the consent of one of the designated individuals. The Investor shall have five business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 5.10 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.10. Such notice shall constitute a nonbinding indication of interest of the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond within such five business day period shall be deemed to be a waiver of such Investor’s rights under this Section 5.10 with respect to the Offering described in the applicable notice, which Offering shall, for purposes of this Section 5.10(b), still be deemed to be the same Offering even if, following the date of delivery of the notice to the Investor required under the terms of this Section, changes are made to the terms of such Offering, so long as such changes do not (x) decrease the purchase price of any of the New Securities, (y) increase the amount or number of New Securities subject to the terms of the Offering, or (z) enlarge, enhance or increase the rights or privileges to be granted to the holders of the New Securities in any material or meaningful manner.

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(c)          Purchase Mechanism. If the Investor exercises its rights provided in this Section 5.10, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within 90 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals) and to satisfy any third party consent and approval requirements, including those of any securities exchange. Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by the Investors will occur no earlier than the closing of the Offering triggering the right being exercised by the Investor. Each of the Company and the Investor agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d)          Failure of Purchase. In the event the Investor fails to exercise its rights provided in this Section 5.10 within said five business day period or, if so exercised, the Investor is unable to consummate such purchase within the time period specified in Section 5.10(c) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not purchased pursuant to this Section 5.10 by the Investor or which the Investor is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 240 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said 60-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to the Investor in the manner provided above.

(e)          Expedited Issuance; Regulatory Directive. Notwithstanding the foregoing provisions of this Section 5.10, if a majority of the directors of the Board of Directors determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the provisions of this Section 5.10 provided that (i) the purchaser(s) of such New Securities has consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 5.10, and (ii) the sale of any such additional New Securities under this Section 5.10(e) to the Investor and the Other Investor signatory to the Other Securities Purchase Agreement pursuant to this Section 5.10 and similar provisions in the Other Securities Purchase Agreement shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 5.10(e). Notwithstanding anything to the contrary herein, the provisions of this Section 5.10(e) (other than as provided in subclause (ii) of this Section 5.10(e)) shall not be applicable and the consent of the purchasers of such New Securities shall not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal regulator of the Company or the Bank. Notwithstanding anything to the contrary in this Agreement, no rights of the Investor under this Agreement will be adversely affected solely as the result of the temporary dilution of its percentage ownership of Common Stock due to an Expedited Issuance under this Section 5.10(e); provided, however, that such rights may be adversely affected from and after such time, if any, that the Investor declines to purchase Common Stock offered to the Investor under this Section 5.10.

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(f)          Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors.

(g)          Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights under this Section 5.10, including to secure any required approvals or consents.

(h)          No Assignment of Rights. The rights of an Investor described in this Section 5.10 shall be personal to Investor and the transfer, assignment and/or conveyance of said rights from Investor to any other person and/or entity, other than to an Affiliate of the Investor or a person that shares a common discretionary investment advisor with the Investor, but only if such transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investor”)), is prohibited and shall be void and of no force or effect.

5.11       Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investor pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.12       Securities Laws Disclosure; Publicity. By 10:00 a.m., New York City time, on the first business day after the date of this Agreement, the Company shall issue one or more press releases or Current Reports on Form 8-K (collectively, the “Press Release”) reasonably acceptable to the Investor disclosing a summary of the material terms of the transactions contemplated hereby and by the other Transaction Documents. On or before 9:00 a.m., New York City time, on the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents or forms thereof). If this Agreement terminates prior to the Closing, by the end of the second business day following the date of such termination, the Company shall issue a press release disclosing such termination. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor or any Affiliate or investment adviser of the Investor, or include the name of the Investor or any Affiliate or investment adviser of the Investor in any press release or in any filing with the SEC (other than a registration statement) or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws in connection with (A) any registration statement contemplated by Section 5.19 and (B) the filing of final Transaction Documents with the SEC and (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under trading market regulations, in which case the Company shall provide the Investor with prior written notice of such disclosure permitted under this subclause (ii). Whenever any party determines, based upon the advice of such party’s counsel, that a public announcement or other disclosure is required by or advisable with respect to any applicable law or regulation, the parties shall discuss such disclosure with each other in good faith prior to the making of such public announcement or other disclosure.

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5.13       No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the issuance of shares of Common Stock issuable as of the date hereof as set forth in Section 2.2(c) of the Disclosure Schedule and the Securities being issued pursuant to this Agreement and the other Transaction Documents, the Company shall not issue and agree to issue any additional shares of Common Stock or other securities which provide the holder thereof the right to convert such securities into shares of Common Stock.

5.14       Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under the Transaction Documents, including its obligation to issue the Securities pursuant to the Transaction Documents, are not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Investor and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

5.15       Rights Offering. (a)          As promptly as practicable following the Second Closing, and subject to compliance with all applicable laws and regulations, including the Securities Act, the Company shall distribute to each holder of record of Common Stock (including the Investor) as of the close of business on a record date, as determined by the Company (each, a “Legacy Shareholder”), non-transferable rights (the “Rights”) to purchase from the Company a number of shares of Common Stock calculated pursuant to Section 5.15(b) at the Per Share Rights Purchase Price. The transactions described in this Section 5.15, including the purchase and sale of Common Stock upon the exercise of Rights, shall be referred to in this Agreement as the “Rights Offering.” The Company has previously prepared and filed with the SEC a registration statement under the Securities Act on Form S-1 with respect to the Rights Offering. The registration statement relating to the Rights Offering shall be amended by the later of (i) within 30 business days after the date of this Agreement or, (ii) if audited financial statements for the year ended December 31, 2013 are required to be included in the registration statement relating to the Rights Offering pursuant to Rule 3-12 of Regulation S-X of the SEC, five business days after such audited financial statements are first available. The Company shall use commercially reasonable efforts to cause the registration statement relating to the Rights Offering to be declared effective as promptly as practicable following the Second Closing, but in no event shall effectiveness of the registration statement and distribution of the Rights be delayed more than ten days following the later of (i) the Second Closing and (ii) the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement relating to the Rights Offering will not be “reviewed” or will not be subject to further review.

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(b)          Each Right shall entitle a Legacy Shareholder to purchase, on a pro rata basis, any whole number of shares of Common Stock (including, for the avoidance of doubt, pursuant to customary over-subscription privileges), provided that (i) no Legacy Shareholder shall thereby exceed, together with any other person with whom such Legacy Shareholder may be aggregated under applicable law, 4.9% Beneficial Ownership of the Common Stock (unless such Legacy Shareholder exceeds 4.4% Beneficial Ownership of the Common Stock as of the record date for the Rights Offering) and (ii) the aggregate purchase price of all shares of Common Stock purchased in the Rights Offering shall not exceed $6 million.

(c)          In the event the Rights Offering is over-subscribed, subscriptions by Legacy Shareholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the record date for the Rights Offering.

(d)          Subject to the negotiation and execution by the Investor and the Company of a standby securities purchase agreement (the “Standby Purchase Agreement”) in connection with the Rights Offering, in form and substance acceptable to the Investor and the Company, the Investor agrees to participate in the Rights Offering to the full extent of the Investor’s initial right to purchase shares pursuant to the terms of the Rights Offering. In addition, if the Legacy Shareholders, collectively, as a group, fail to exercise Rights to subscribe for the total number of shares of Common Stock offered in the Rights Offering, then the Investor shall (subject to the last sentence of this clause (d) and in accordance with the Standby Purchase Agreement) subscribe for and shall purchase in connection with the Rights Offering at the Per Share Rights Purchase Price such number of the Remaining Rights Offering Common Shares (as defined below) as equals fifty percent (50%) of such shares; provided, however, if the Other Investor fails to acquire the additional Common Stock to be purchased by the Other Investor at the Second Closing, then the Investor shall, pursuant to the Standby Purchase Agreement, purchase the lesser of (1) all of the Remaining Rights Offering Common Shares, or (2) the maximum number of Remaining Rights Offering Common Shares as the Investor may purchase under and pursuant to the terms of this paragraph 5.15(d). For purposes of this Agreement, the phrase “Remaining Rights Offering Common Shares” means all of the shares of Common Stock that are offered for sale in the Rights Offering, other than those shares of Common Stock subscribed for by the Legacy Shareholders through the exercise of Rights in the Rights Offering. Notwithstanding anything herein to the contrary, in no event shall the Investor have the right or obligation to purchase shares of Common Stock in the Rights Offering pursuant to the Standby Purchase Agreement to the extent such purchase would result in such Investor, together with any other person whose Company Securities would be aggregated with the Investor’s Company Securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than 9.9% of the Voting Securities or more than 33.3% of the Company’s total equity outstanding.

5.16       Certain Adjustments. If the representations and warranties set forth in Section 2.2(c) shall not be true and correct as of the Closing Date, the number of Purchased Shares shall be, at the Investor’s option, proportionally adjusted to provide the Investor with the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

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5.17       Corporate Opportunities. Each of the parties hereto acknowledges that the Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and the Company Subsidiaries, and may trade in the securities of such enterprise. None of the Investor and its Affiliates, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and the Company Subsidiaries. The parties expressly acknowledge and agree that: (a) the Investor, the Observer, the Affiliates of the Investor and their respective Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; and (b) in the event that the Investor, the Observer, any Affiliate of the Investor or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, the Investor, the Observer, Affiliates of the Investor or any of their respective Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of the Company Subsidiaries or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, any Affiliate thereof, any related investment fund thereof or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

5.18       Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ as promptly as practicable after such shares are eligible for listing, including by submitting supplemental listing materials with NASDAQ with respect to the shares of Common Stock to be issued pursuant to this Agreement.

5.19       Piggyback Registration Rights.

(a)          For purposes of this Agreement, “Registrable Securities”) means (1) all Purchased Shares acquired by the Investor hereunder, (2) all Company Securities acquired by the Investor pursuant to the Rights Offering or Standby Purchase Agreement to the extent such shares are not registered under the Securities Act, and (3) any Company Securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (1) and (2) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization.

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(b)          If the Company at any time proposes to register any of its equity securities under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any successor or similar forms thereto and other than the Form S-1 related to the Rights Offering), whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act , the Company will give written notice to the Investor promptly of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including (x) whether or not such registration will be in connection with an underwritten offering of Registrable Securities and, if so, the identity of the managing underwriter and whether such offering will be pursuant to a “best efforts” or “firm commitment” underwriting and (y) the price (net of any underwriting commissions, discounts and the like) at which the Registrable Securities are reasonably expected to be sold). Upon the written request of the Investor delivered to the Company within 30 calendar days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register; provided, however, that:

(i)          If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with such registration in its entirety, the Company may, at its election, give written notice of such determination to the Investor and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the registration expenses in connection therewith), without prejudice, however, to the rights, of the investor under the terms of this Section.

(ii)         If such registration involves an underwritten offering, the Investor, if it elects to participate in the sale, must sell its Registrable Securities to or through the underwriters selected by the Company on the same terms and conditions as apply to the Company.

(c)          The Company shall not be obligated to effect any registration of Registrable Securities under this Section incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

(d)          All of the registration expenses incurred in connection with each registration of Registrable Securities requested pursuant to this Section shall be paid by the Company.

(e)          If a registration pursuant to this Section involves an underwritten offering and the managing underwriter advises the issuer that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company will include in such registration (i) first, the securities the Company proposes to sell, and (ii) second, the Registrable Securities requested by the Investor and the Other Investor to be included in such registration, that, in the opinion of the managing underwriter, can be sold, such amount to be allocated among the Investor and the Other Investor on a pro rata basis.

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(f)          The Company agrees to indemnify the Investor and its Affiliates and each of their respective officers, directors, direct or indirect partners or members, employees and agents and each person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each, a “Investor Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of, material fact contained in any registration statement that include any of Investor’s Registrable Securities (each, a “Piggyback Registration Statement”), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Investor Indemnitee (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements in any Piggyback Registration Statement or any amendments thereto not misleading or the statements in any preliminary prospectus or final prospectus contained therein or any supplements thereto, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Investor Indemnitee in any such case to the extent that any such Loss arises out of or is based upon (i) an untrue statement or omission of material fact made in such Piggyback Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Investor Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Investor Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Investor Indemnitee expressly for use in connection with such Piggyback Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Investor Indemnitee “by means of” (as defined in Rule 159A under the Securities Act) a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company. The indemnity obligations contained in this Section 5.19(f) are in addition to any liability that the Company may have and are not in diminution or limitation of the indemnification provisions under Section 5.6 of this Agreement.

ARTICLE VI

Miscellaneous

6.1         Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of 12 months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.3(a) and 2.3(b) shall survive indefinitely and the representations and warranties in Section 2.2(h) shall survive until the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2         Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3         Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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6.4         Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file and such signatures will be deemed as sufficient as if actual signature pages had been delivered.

6.5         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7         Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1) If to the Investor:

Patriot Financial Partners II, L.P.

Patriot Financial Partners Parallel II, L.P.

Cira Centre

2929 Arch Street, 27th Floor

Philadelphia, PA 19104-2868

Attn: James F. Deutsch

Fax 215-399-4686

Email:jdeutsch@patriotfp.com

with a copy to (which copy alone shall not constitute notice):

Troutman Sanders LLP

600 Peachtree Street N.E. – Suite 5200

52

Atlanta, GA 30308

Attn: Thomas O. Powell

Fax: 404-962-6658

Email: thomas.powell@troutmansanders.com

(2) If to the Company:

MBT Financial Corp.

102 E. Front Street

Monroe, Michigan 48161

Attn: H. Douglas Chaffin, President and Chief Executive Officer

Fax: 734-242-1822

Email: doug.chaffin@mbandt.com

with a copy to (which copy alone shall not constitute notice):

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43604-5573

Attn: Martin Werner, Esq.

Facsimile: (419) 241-6894

Email: mwerner@slk-law.com

6.8         Entire Agreement, etc. This Agreement (including the Exhibits, Schedules, and Disclosure Schedule hereto), together with the other Transaction Documents constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and with respect to the Investor, its permitted assigns; and this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investor shall be permitted to assign its rights or obligations hereunder (a) to any Affiliate entity or person that shares a common discretionary investment advisor, but only if the transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement to the same extent as the Investor (with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investor”)); provided, further, that no such assignment shall relieve the Investor of any of its obligations under this Agreement and (b) as and to the extent provided in Section 5.5.

6.9         Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

53

(a)          the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 50.1% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 50.1% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(b)          the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person, including as such term is defined in Section 2(k) of the BHC Act. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(c)          the word “or” is not exclusive;

(d)          the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e)          the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(f)          “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Michigan generally are authorized or required by law or other governmental actions to close;

(g)          “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(h)          “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(i)          “knowledge of the Company” or “Company’s knowledge” means the actual knowledge of the officers of the Company;

(j)          “knowledge of the Investor” or “Investor’s knowledge” means the actual knowledge of the executive officers or, to the extent an Investor does not have executive officers, persons performing substantially similar functions.

(k)          “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

54

(1)         any person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 50% or more of the aggregate number of the Voting Securities; provided, however, that the event described in this clause (1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under 401(k) of the Code) do not exceed 50% of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction (as defined below);

(2)         the event described in clause (1) above in this definition of “Change in Control” (substituting all references to “50%” in such clause with “24.9%”), and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election);

(3)         the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(4)         the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5)         the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

55

6.10       Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11       Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12       No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto and the Placement Agent, any benefit right or remedies, except that the provisions of Sections 3.4, 5.3, 5.4, 5.5, 5.15 and 5.17 shall inure to the benefit of the persons referred to in those Sections. The representations and warranties set forth in Article II and the covenants set forth in Articles III and V have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

6.13       Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14       Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned, or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.15       Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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6.16       Independent Nature of Investors’ Obligations and Rights. The obligations of the Investor under this Agreement and the Other Investor under the Other Securities Purchase Agreement are several and not joint with the obligations of any other such investor, and neither the Investor nor the Other Investor shall be responsible in any way for the performance of the obligations of the Other Investor under any Transaction Document. The decision of the Investor and the Other Investor to purchase Common Stock pursuant to the Transaction Documents has been made by each such investor independently of any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Company Subsidiary which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any such Other Investor, nor any of their respective agents or employees, shall have any liability to any other investor (or any other person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any Transaction Document, and no action taken by the Investor or the Other Investor pursuant thereto, shall be deemed to constitute the investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Investor acknowledges that the Other Investor has not acted as agent for the Investor in connection with making its investment hereunder and that the Other Investor will not be acting as agent of the Investor in connection with monitoring its investment in the Purchased Shares or enforcing its rights under the Transaction Documents. The Investor and the Other Investor signatory to the Other Securities Purchase Agreement shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other investor to be joined as an additional party in any proceeding for such purpose.

* * *

57

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

MBT FINANCIAL CORP.

Name:
Title:

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the patties hereto as of the date first herein above written.

Patriot Financial Partners II, L.P.	Patriot Financial Partners Parallel II, L.P.

Name: James F. Deutsch	Name: James F. Deutsch
Title: Managing Director	Title: Managing Director

Number of Purchased Shares:	Number of Purchased Shares:

1,095,148	551,911

Number of shares of (i) Common Stock, (ii) securities convertible into or exchangeable for Common Stock, or (iii) any other equity or equity-linked security of the Company or any Company Subsidiary Beneficially Owned by the Investor as of the date first herein above written:	Number of shares of (i) Common Stock, (ii) securities convertible into or exchangeable for Common Stock, or (iii) any other equity or equity-linked security of the Company or any Company Subsidiary Beneficially Owned by the Investor as of the date first herein above written:

0	0

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

FORM OF OPINION OF COMPANY COUNSEL

December 23, 2013

Patriot Financial Partners II, L.P.

Patriot Financial Partners Parallel II, L.P.

Cira Centre

2929 Arch Street, 27th Floor

Philadelphia, PA 19104-2868

Securities Purchase Agreement, dated December [__], 2013, by and among MBT Financial Corp., Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P.

Ladies and Gentlemen:

We refer to the Securities Purchase Agreement, dated December 23, 2013 (the “Agreement”), by and among MBT Financial Corp., a Michigan corporation (the “Company”), Patriot Financial Partners II, L.P. (“Patriot”) and Patriot Financial Partners Parallel II, L.P. (“Parallel” and together with Patriot, the “Investor”), which provides for the purchase by the Investor of [______________] shares of the Company’s common stock, no par value per share (the “Common Stock”).

The Company has also agreed to sell shares of Common Stock in private placements (the “Other Private Placements”) to another investor (the “Other Investor”) under separate securities purchase agreements the (the “Other Securities Purchase Agreement”), with the closing of such Other Private Placements to occur simultaneously with the closing of the sale transaction contemplated by the Agreement. The Agreement and the Other Securities Purchase Agreement are collectively referred to as the “Transaction Documents.”

This letter is rendered by us at the Company’s request pursuant to Section 1.2(b)(1)(v) of the Agreement, as counsel to the Company in connection with the Company’s issuance and sale of the Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

In rendering the opinions set forth herein, we have reviewed the documents set forth below and made such examination of law as we have deemed appropriate to give the opinions expressed below. The documents described below either were executed originals, or photocopies, facsimiles, or PDF electronic versions of executed originals.

(a)          the Agreement, including all exhibits, schedules and appendices thereto;

(b)          the Other Securities Purchase Agreement, including all exhibits, schedules and appendices thereto;

A-1

(c)          a certificate of the Secretary of the Company, dated the date hereof, to which are attached: (i) the Articles of Incorporation of the Company (the “Articles of Incorporation”) as certified on [_____________] by the Secretary of State of the State of Michigan (the “MSOS”);

(d)          a certificate of the MSOS, dated [____________], to the effect that the Company is existing under the laws of the State of Michigan and is in good standing (the “Company Certificate of Good Standing”);

(e)          a certificate of the MSOS, dated [____________], to the effect that the Bank is existing under the laws of the State of Michigan and is in good standing (the “Bank Certificate of Good Standing”);

(f)          a certificate of the Federal Reserve Bank of Chicago, dated [________], to the effect that the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act Certificate”);

(g)          a certificate of the Federal Deposit Insurance Corporation (the “FDIC”), dated [___________], to the effect that the deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act (the “Federal Deposit Insurance Certificate”).

(h)          the certificate of an officer of the Company, dated the date hereof, with respect to the performance of the Company’s obligations under the Transaction Documents and the representations and warranties of the Company contained in the Transaction Documents;

(i)          specimen certificates representing the Common Stock; and

(j)          copies of other certificates and documents delivered in connection with the transactions contemplated by the Transaction Documents, including the certificates executed by officers of the Company, dated the date hereof, that have been delivered to us.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters, made and given by the Company, the Bank and the other Company Subsidiaries, the Investor and the Other Investors, contained in and made pursuant to the foregoing. Except as expressly set forth in this letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or absence of any facts or examined or reviewed any communication, instrument, agreement, document, public record or other item, nor have we made any inquiries or investigations or any search of the public docket records of any court, governmental agency or body or administrative agency.

A-2

In rendering this letter, we have assumed (i) the genuineness and authenticity of all signatures and all signatures not witnessed by us, (ii) the legal capacity of all natural persons executing documents, (iii) the authenticity of all documents submitted to us as originals, (iv) the accuracy, completeness and authenticity of certificates of public officials, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company, and the validity and binding effect thereof upon the Company), (vii) that all parties (other than the Company) to the Transaction Documents (x) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; and (y) have the requisite power and authority to execute and deliver the documents and agreements discussed herein and to perform their respective obligations under the documents and agreements discussed herein to which they are a party; and (viii) no party nor any other person has acted in a manner, and no other event has occurred, since the date of the execution, adoption, effectiveness or delivery of the Transaction Documents, the certificates referred to herein, or any other document reviewed by us having a date prior to the date hereof, as the case may be, that would affect an amendment, modify the interpretation thereof of cause any statement made therein not to be true and complete.

The attorneys within our firm involved in the preparation of this opinion are admitted to practice law in only the State of Michigan and the State of Ohio and the opinions expressed herein are limited to the federal laws of the United States of America, and the laws of the State of Michigan and the State of Ohio. We express no opinion as to the effect of the laws of any other jurisdiction or as to the securities laws of any state (including, without limitation, Michigan and Ohio), municipal law or the laws of any local agencies within any state (including, without limitation, Michigan and Ohio). The Transaction Documents provide that they are governed by, and to be interpreted, construed and enforced under and in accordance with the terms of, the internal laws of the State of New York, without regard to any choice of law provisions thereof. Accordingly, in rendering the opinions expressed herein, we have, with the permission of all parties, including the Investor, assumed that the laws of the State of New York are identical to the laws of the State of Michigan. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion in paragraph 1 below as to the valid existence and good standing of the Company in Michigan is based solely upon our review of the Company Good Standing Certificate. Our opinion in paragraph 1 below as to the valid existence and good standing of the Bank in Michigan is based solely upon our review of the Bank Good Standing Certificate. Our opinion in paragraph 3 below as to the status of the Company as a registered bank holding company under the Bank Holding Company Act of 1956, as amended, is based solely upon our review of the Bank Holding Company Act Certificate. Our opinion in paragraph 4 as to the deposit accounts of the Bank being insured by the FDIC under the provisions of the Federal Deposit Insurance Act is based solely upon our review of the Federal Deposit Insurance Certificate.

Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys within our firm who have devoted substantive attention to the Transaction Documents and the transactions contemplated thereby (and expressly excludes the knowledge of any other person in this firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Company or otherwise). By actual knowledge, we mean the conscious awareness of information about a fact by any such lawyer without undertaking any investigation to determine the existence or absence of any facts, either within our firm or otherwise, recognizing that what is “known” at one time may not be in the mind or may be forgotten altogether at another time. Without limiting the generality of the foregoing, we have not performed any mathematic calculations or made any financial or accounting determinations and express no opinion with respect to the ability of any party to perform under any documents (other than, with respect to the Company, under the Transaction Documents). All assumptions made by us herein have been made, with your approval, without any investigation or verification by us.

A-3

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust (including, without limitation, the Hart-Scott-Rodino Antitrust Improvement Act of 1976) and unfair competition laws, patent, trademark, intellectual property, banking, land use, zoning, environmental, labor, law concerning national or local emergency, hazardous waste, occupational health and safety, consumer protection, product safety or regulation, healthcare, food and drugs, pension, employee benefit, tax, fraudulent conveyance, bulk transfer, racketeering, criminal statutes of general application, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or local law. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Company’s Board of Directors or shareholders; compliance with safe harbors for disinterested Board of Director or shareholder approvals; compliance with state securities or “blue sky” laws; compliance with laws that place limitations on corporate distributions; or the enforceability of provisions in the Transaction Documents, if any, concerning the voting of the Company’s capital stock (other than solely administrative obligations of the Company).

We have not conducted a docket search or otherwise conducted an independent review or investigation of any official records of any court or governmental agency. In rendering our opinions set forth below, we have, with your approval, assumed without independent verification that the Investor, the Other Investor and the Company have complied and will comply with their respective representations, warranties and agreements in the Agreements and that the offer, issuance and sale of the Common Stock will be carried out in the manner described in the Transaction Documents.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that, as of the date hereof:

1.          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. The Bank is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

2.          The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

3.          The Company is a registered bank holding company under the Bank Holding

Company Act of 1956, as amended.

4.          The deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act.

5.          All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the obligations under the Agreement by the Company has been taken and the Company has authorized, executed and delivered the Agreement, and such Agreement constitutes a valid and binding obligation enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law).

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6.          Each of the shares of Common Stock to be issued pursuant to the Agreement have been duly authorized and, when issued pursuant to the Agreement upon receipt by the Company of the consideration provided for therein, will be validly issued, fully paid and non-assessable.

7.          The execution and delivery by the Company of the Agreement and the performance by the Company of its obligations under the Agreement, including the issuance and sale of the shares of Common Stock, do not and will not, as of the Closing, result in a (i) material violation of any statute, rule or regulation of United States federal, Michigan or Ohio law applicable to the Company, (ii) violation of any court order, judgment or decree, if any, applicable to the Company of which we have knowledge, (iii) violation of the Articles of Incorporation or Bylaws or (iv) breach of or default under any contract or agreement which is filed (or incorporated by reference) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, or any of the Company’s current reports on Form 8-K filed since December 31, 2012, known by us to be required to be filed under Item 601(b)(10) of Regulation S-K under the Exchange Act (“Material Contracts”).

8.          No consent, approval, authorization or order of, or filing with, any federal or state governmental authority or regulatory body is required to be obtained or made by the Company for the consummation by the Company of the transactions contemplated by the Agreements except for (i) the filing of Current Reports on Forms 8-K with the Securities and Exchange Commission (the “SEC”), (ii) appropriate filings with the SEC under the Securities Act, (iii) appropriate filings under applicable state securities or blue sky laws, and (iv) such other consents, approvals, authorizations, orders and filings as are referenced in the Agreement or have been previously obtained or made.

9.          Based on, and assuming the accuracy of, the representations of the Investor and each of the Other Investor in the Transaction Documents, the offer, sale and issuance of the Common Stock in conformity with the terms of the Agreement constitutes a transaction exempt from the registration requirements under the Securities Act.

Notwithstanding anything to the contrary set forth in this opinion, this opinion is subject to the following assumptions, understandings and limitations:

A.         We express no opinion respecting the Transaction Documents, or any right, power, privilege, remedy or interest intended to be created thereunder, insofar as: (a) any of the rights, powers, privileges, remedies and interests of a party thereunder, or the enforcement thereof, may be limited (i) by applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance, reorganization, moratorium or other similar laws affecting any rights, powers, privileges, remedies and interests of creditors generally, (ii) by rules or principles of equity affecting the enforcement of obligations generally, whether at law, in equity or otherwise, (iii) by the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable or other remedies, including (without limitation) specific performance, injunctive relief and indemnification and contribution; (iv) by statutes, federal laws, judicial decisions or equitable principles providing that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or impermissible under or otherwise inconsistent with applicable laws or public policy from time to time in effect, and (v) by violations of securities laws; (b) the rights, powers, privileges, remedies and interests of any party under the Transaction Documents or applicable law may be exercised or otherwise enforced in bad faith or a commercially unreasonable manner; and (c) any indemnification and contribution provisions may be limited under federal and state securities laws and public policy.

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B.          Our opinion is subject to and limited by the assumption that the Investor and the Other Investor will enforce any rights and remedies they have under the Transaction Documents, if applicable, and all exhibits thereto in good faith and in a commercially reasonable manner.

C.          Our opinion is subject to and limited by the possible unenforceability of (a) waivers or advance consents that have the effect of waiving statutes of limitation, marshaling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, choice of law, or notice; (b) provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind; (c) provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (d) provisions that determinations by a party or a party’s designee are conclusive; (e) provisions permitting modifications of an agreement only in writing; (f) provisions that the provisions of an agreement are severable; (g) provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; and (h) agreements as to rights of setoff otherwise than in accordance with applicable law.

D.         We express no opinion, and none should be inferred, as to (i) the compliance of the Investor or the Other Investor with any local, state, federal or foreign law or regulation that may, because of the nature of its business, be applicable to the transactions contemplated by the Transaction Documents, (ii) the enforceability of any noncompete, noncompetition, covenant not to compete, nonsolicitation of customers, employees or others, or nondisclosure or confidentiality provisions, restrictions, limitations or obligations contained in any of the Transaction Documents, or (iii) the existence, creation, enforceability, perfection or priority of any lien, security interest or other encumbrance in or on any real or personal property.

E.          Our opinion is subject to and limited by the effect of laws requiring mitigation of damages.

F.          No opinion is expressed as to whether a court would limit the exercise or enforcement of rights or remedies against the Company under the Transaction Documents in the event of any default if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a non-defaulting party’s protection.

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G.          With respect to our opinion in Section 4 above that the shares of Common Stock will be validly issued, we have assumed that the certificates evidencing such shares will be prepared in accordance with the Michigan Business Corporation Act and will be duly delivered.

H.          For purposes of our opinions in Section 7 above, we express no opinion with regard to whether the Common Stock has been offered by means of any general solicitation or publication of any advertisement therefor.

I.           We express no opinion as to the effect of subsequent issuances of securities of the Company, to the extent that further issuances take place which may be deemed to be integrated with the sale of the Common Stock for purposes of federal and/or state securities laws.

J.           We express no opinion concerning the past, present or future value of any securities.

K.          Our opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such.

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above. This opinion is solely for the Investor’s benefit, to be used solely in connection with the transactions contemplated by the Agreement and may not be used for any other purpose, distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, in each case without our prior written consent. The opinions expressed in this letter are rendered as of the date hereof and we neither express any opinion as to circumstances or events that may occur subsequent to such date nor undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention.

Very truly yours,

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EXHIBIT B

FORM OF OFFICER’S CERTIFICATE OF THE COMPANY

The undersigned, the President and Chief Executive Officer of MBT Financial Corp., a Michigan corporation (the “Company”), pursuant to Section 1.2(b)(1)(ix) of the Securities Purchase Agreement, dated as of December 23, 2013 (the “Agreement”), among the Company, Patriot Financial Partners II, L.P. (“Patriot”) and Patriot Financial Partners Parallel II, L.P. (“Parallel” and together with Patriot, the “Investor”), hereby certifies to the Investor that:

1. The Company has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Company has performed such obligations, as so qualified, in all respects).

2. The representations and warranties of the Company set forth in Section 2.2 of the Agreement are or were, as applicable, true and correct in all respects as of the date hereof and as of the Closing (except (A) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (B) below, such representations and warranties shall be true and correct in all respects as of such date, and (B) with respect to each of the representations and warranties of the Company in the Agreement (other than Section 2.2(b), Section 2.2(c) (which are or were, as applicable, true and correct in all respects except to a de minimis extent that is addressed to the Investor’s reasonable satisfaction at the Closing pursuant to Section 5.16), Section 2.2(d)(1), Section 2.2(d)(2)(i)(A), Section 2.2(d)(3) (which are or were, as applicable, true and correct in all material respects), Section 2.2(h) (tenth sentence only), Section 2.2(i)(i), Section 2.2(k), Section 2.2(t), Section 2.2(v), Section 2.2(bb), Section 2.2(ee) and Section 2.2(gg) (which are or were, as applicable, true and correct in all material respects), where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

3. Since the date of the Agreement, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.

4. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this [__] day of [_________________].

By:
Name: H. Douglas Chaffin
Title: President and Chief Executive Officer

[Signature Page to Officer’s Certificate of the Company]

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE OF THE COMPANY

December 23, 2013

I, Scott E. McKelvey, Corporate Secretary of MBT Financial Corp., a Michigan corporation (the “Company”), do hereby certify as follows:

1.          I am the duly elected Corporate Secretary of the Company.

2.          Attached hereto as Exhibit A, are true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company on December [__], 2013, [and [_____________], respectively]. Such resolutions have not been rescinded, amended or modified, are in full force and effect in the form adopted, and are the only resolutions adopted by the Board of Directors or by any committee designated by the Board of Directors relating to the transactions contemplated by the Securities Purchase Agreement, dated as of December [__], 2013 (the “Agreement”) among the Company, Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P., and the other Transaction Documents.

3.          Attached hereto as Exhibit B is a true, correct and complete copy of the Company’s Articles of Incorporation as certified by the Michigan Secretary of State on [_______________] (the “Articles of Incorporation”), and such Articles of Incorporation have not since been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Articles of Incorporation are in full force and effect on the date hereof.

4.          Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company and such Bylaws have not been altered, amended or repealed, no such alteration, amendment or repeal has been authorized by the Board of Directors or shareholders of the Company, and the Bylaws are in full force and effect on the date hereof.

5.          Each person who, as an officer of the Company, signed the Transaction Documents or any other document delivered in connection with the transactions contemplated by the Agreement was duly elected or appointed, qualified and acting as such officer at the respective times of the signing and delivery thereof and was duly authorized to sign such document on behalf of the Company, and the signature of each such person appearing on each such document is the genuine signature of such officer.

6.          Shumaker, Loop & Kendrick, LLP is entitled to rely on this certificate in connection with the opinions it is rendering pursuant to the Agreement.

All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, I have executed this certificate in my capacity as Corporate Secretary of the Company as of the date first written above.

Name:	Scott E. McKelvey
Title:	Corporate Secretary

I, H. Douglas Chaffin, President and Chief Executive Officer of the Company, hereby certify that Scott E. McKelvey has been duly elected or appointed, has been duly qualified, and is the Secretary of the Company and that the signature above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand by and on behalf of the Company on [_________________].

MBT FINANCIAL CORP.

Name:	H. Douglas Chaffin
Title:	President and Chief Executive Officer

[Signature Page to Corporate Secretary’s Certificate]

EXHIBIT D

FORM OF VCOC LETTER AGREEMENT

MBT Financial Corp.

102 E. Front Street

Monroe, Michigan 48161

December 23, 2013

Patriot Financial Partners II, L.P.

Patriot Financial Partners Parallel II, L.P.

Cira Centre

2929 Arch Street, 27th Floor

Philadelphia, PA 19104-2868

Dear Sir/Madam:

Reference is made to the Securities Purchase Agreement by and among MBT Financial Corp., a Michigan corporation (the “Corporation”), Patriot Financial Partners II, L.P., a Delaware limited partnership (“Patriot”), and Patriot Financial Partners Parallel II, L.P., a Delaware limited partnership (“Parallel” and together with Patriot, the “VCOC Investor”), dated as of December 23, 2013 (the “Securities Purchase Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its voting common stock, no par value per share (the “Common Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Securities Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:

•             For so long as the VCOC Investor, directly or through one or more Affiliates, holds a Qualifying Ownership Interest, provide the VCOC Investor or its designated representative with the governance rights set forth in Section 5.9 of the Securities Purchase Agreement;

•             For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Securities Purchase Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i)          the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national bank under 12 C.F.R. 7.400(d), which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

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(ii)         consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii)        to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;

provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

•             Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

•             If the VCOC Investor’s outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend to this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

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The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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MBT FINANCIAL CORP.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

Patriot Financial Partners II, L.P.

By:
Name:	James F. Deutsch
Title:	Managing Director

Patriot Financial Partners Parallel II, L.P.

By:
Name:	James F. Deutsch
Title:	Managing Director

[Signature Page to VCOC Letter Agreement]

EXHIBIT E

FORM OF PASSIVITY COMMITMENT

Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (collectively, the “Patriot Entities”), will not, without the prior approval or nonobjection of the appropriate federal banking agency or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of any Portfolio Company, or any of its subsidiaries;

2.	Have or seek to have more than one representative of the Patriot Entities serve on the board of directors of any Portfolio Company or any of its subsidiaries;

3.	Permit any representative of the Patriot Entities who serves on the board of directors of any Portfolio Company or any of its subsidiaries to serve:

i.	as the chairman of the board of directors of any Portfolio Company or any of its subsidiaries;

ii.	as the chairman of any committee of the board of directors of any Portfolio Company or any of its subsidiaries;

iii.	as a member of any committee of the board of directors of any Portfolio Company or any of its subsidiaries if the Patriot Entities representative occupies more than 25 percent of the seats on the committee;

iv.	as a member of any committee that has the authority or practical ability to unilaterally make (or block the making of) policy or other decisions that bind the board or management of any Portfolio Company or any of its subsidiaries;

4.	Have or seek to have any employee or representative of the Patriot Entities serve as an officer, agent, or employee of any Portfolio Company or any of its subsidiaries;

5.	Take any action that would cause any Portfolio Company or any of its subsidiaries to become a subsidiary of the Patriot Entities;

6.	Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the Patriot Entities own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of any Portfolio Company or any of its subsidiaries;

7.	Own or control equity interests that would result in the combined voting and nonvoting equity interests of the Patriot Entities and its officers and directors to equal or exceed 25 percent of the total equity capital of any Portfolio Company or any of its subsidiaries, except that, if the Patriot Entities and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of any Portfolio Company, the Patriot Entities and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of any Portfolio Company or any of its subsidiaries;

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8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of any Portfolio Company or any of its subsidiaries;

9.	Enter into any agreement with any Portfolio Company or any of its subsidiaries that substantially limits the discretion of any Portfolio Company’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of any Portfolio Company or any of its subsidiaries;

11.	Dispose or threaten to dispose (explicitly or implicitly) of equity interests of any Portfolio Company or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by such Portfolio Company or any of its subsidiaries; or

12.	Enter into any other banking or nonbanking transactions with any Portfolio Company or any of its subsidiaries, except that the Patriot Entities may establish and maintain deposit accounts with any Portfolio Company, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with such involved Portfolio Company.

The terms used in this section have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended, and the Board of Governors of the Federal Reserve System’s Regulation Y.

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EXHIBIT F

FORM OF OFFICER’S CERTIFICATE OF THE INVESTOR

The undersigned, the Managing Director of each of Patriot Financial Partners II, L.P., a Delaware limited partnership (“Patriot”), and Patriot Financial Partners Parallel II, L.P., a Delaware limited partnership (“Parallel” and together with Patriot, the “Investor”), pursuant to Section 1.2(b)(2)(v) of the Securities Purchase Agreement, dated as of December 23, 2013 (the “Agreement”), among the Investor and MBT Financial Corp., a Michigan corporation (the “Company”), hereby certifies to the Company that:

1.          The Investor has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement (except that with respect to obligations that are qualified by materiality, the Investor has performed such obligations, as so qualified, in all respects).

2.          The representations and warranties of the Investor set forth in the Agreement are or were, as applicable, true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they were true and correct in all respects) as of the date of the Agreement and as of the Closing (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties were true and correct in all material respects as of such date).

3.          Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

F-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in the capacity indicated and not in an individual capacity as of this 23rd day of December 2013.

By:
Name: James F. Deutsch
Title: Managing Director

[Signature Page to Officer’s Certificate of Investor]